Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Communications and Treasurer
(405) 225-4846

Sonic President to Resign

Chairman and Chief Executive Officer Will Assume the Title of President

OKLAHOMA CITY (January 24, 2013) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that Scott McLain, the company’s President, will resign from the position effective March 31, 2013. McLain will continue to serve the company in a transition role through the end of June 2013. The company also announced that, upon McLain’s resignation as President, Cliff Hudson, Chairman and Chief Executive Officer, will assume the title of President, and McLain’s responsibilities will be allocated among current and prospective members of management.

“Scott has made numerous and substantial contributions to Sonic, and we would like to thank him for his work and commitment to the brand. We would also like to thank him for staying on to assure a smooth transition,” said Cliff Hudson, Chairman and Chief Executive Officer. “Scott helped develop a number of initiatives to grow our brand, and his impact will continue with the successful implementation of those initiatives.”

“I am fortunate to have been part of the Sonic family for the past 17 years. I will treasure the strong relationships I’ve developed, including those with my dedicated co-workers and our terrific Sonic franchisees,” said Scott McLain. “Sonic is about providing opportunities for people, and I am deeply grateful for the opportunities it has provided my family and me. The Sonic brand is in a very good place, and I am ready for a new challenge.”

McLain joined Sonic in 1996 as Treasurer, was named Chief Financial Officer in 1997 and President in 2004.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

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